                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)


                                                                            Three months ended March 31,
                                                                      ----------------------------------------
(in thousands)                                                             2000                      1999
--------------------------------------------------------------------------------------------------------------

Earnings................................................                   $2,155                    $2,155
                                                                     ============               ===========

Fixed charges...........................................                   $   --                    $   --
Preferred securities distributions......................                    2,090                     2,090
                                                                     ------------               -----------
Total combined fixed charges and
   preferred securities distributions...................                   $2,090                    $2,090
                                                                     ============               ===========
Ratio of earnings to combined fixed charges and
   preferred securities distributions...................                     1.03                      1.03
                                                                     ============               ===========